Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-109426 and Nos. 333-109426-1 through 333-109426-261) of Sonic Automotive, Inc. on Form S-4 of our report dated February 24, 2003 (October 2, 2003 as to the fourth and fifth paragraphs of Note 1), (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, and No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets,) appearing in the Current Report on Form 8-K of Sonic Automotive, Inc. dated October 2, 2003. We also consent to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina

October 31, 2003